Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Frank Constantinople, SVP Investor Relations

Tel: +1-203-504-1063

fconstantinople@aircastle.com

The IGB Group

Leon Berman

Tel: +1-212-477-8438

lberman@igbir.com

Aircastle Signs Firm Order for 25 Embraer E-Jet E2s

Paris, France, June 15, 2015 – Embraer S.A. and Aircastle Holding Corporation Limited, which is a subsidiary of Aircastle Limited (“Aircastle”) (NYSE: AYR), announced today at the 51st International Paris Air Show a firm order for 25 E-Jet E2s, consisting of 15 E190-E2s and 10 E195-E2s with an additional 25 purchase rights for 15 E190-E2s and 10 E195-E2s, bringing the total potential order to up to 50 aircraft. The transaction will be included in Embraer’s 2015 second-quarter backlog.

Aircastle’s deliveries are scheduled to begin in 2018 for the E190-E2 and 2019 for the E195-E2 at a rate of roughly seven units per year through 2021. The new order brings the E-Jets E2 backlog to 267 firm orders plus 373 options and purchase rights.

“We have enjoyed working together with Aircastle on our current generation E-Jets, and now we are taking an important step forward in building this partnership with the E2 program. We will be working together for many years to come and are excited about Aircastle’s creative, flexible and nimble approach to doing business,” said Paulo Cesar Silva, President & CEO, Embraer Commercial Aviation. “This new contract is a clear demonstration of the great market potential that leasing companies are seeing for the E2s.”

“Embraer’s new E2 is an exciting new aircraft family that builds on the success and large global customer base of the current generation E-Jets while offering airlines significant new operating efficiencies and benefits,” said Ron Wainshal, Aircastle’s CEO. “We see the E2s as the clear category leader and are excited about the excellent investment value this opportunity represents. We are also pleased to expand on the warm relationship Aircastle has enjoyed with Embraer for many years and, indeed, are attracted to their strong, collaborative approach to working with lessors.”

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The first E-Jet E2 (an E190-E2) is planned to be delivered in the first semester of 2018. The E195-E2 is scheduled to enter service in 2019 and the E175-E2 in 2020. The E-Jets E2 program reinforces Embraer’s commitment to continuously invest in the company’s line of commercial jets and to maintain its leadership position in the 70 to 130-seat aircraft segment. The E2s have state-of-the-art Pratt & Whitney PurePowerTM Geared Turbofan high by-pass ratio engines (PW1700G on the E175-E2, PW1900G on the E190-E2 and E195-E2). Combined with new aerodynamically advanced wings, full fly-by-wire flight controls, and improvements to other systems, the E2s will deliver significant reductions in fuel burn, maintenance costs, emissions, and external noise.

About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of March 31, 2015, Aircastle’s portfolio consisted of 152 aircraft leased to 54 customers in 34 countries.

About Embraer Commercial Aviation

Embraer is the world’s leading manufacturer of commercial jets that seat up to 130 passengers. Nearly 900 aircraft from the 37, 44, and 50-seat ERJ 145 family of regional jets have been delivered to airlines since their introduction in 1996. The E-Jet family includes four larger aircraft that have between 70 and 130 seats. The E170, E175, E190, and E195 set the standard in their category with their advanced engineering, high degree of efficiency, spacious, ergonomic cabins with two-by-two seating, and attractive operating economics. Since E-Jets entered revenue service in 2004, Embraer has received over 1,500 firm orders for this aircraft family. More than 1,100 have been delivered.

In 2013, Embraer launched E-Jets E2, the second generation of its E-Jets family of commercial aircraft comprised of three new airplanes – E175-E2, E190-E2, E195-E2 – seating from 70 to 130 passengers. The E190-E2 is expected to enter service in the first half of 2018. The E195-E2 is slated to enter service in 2019 and the E175-E2 in 2020.

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Note to Editors

Embraer S.A. (NYSE: ERJ; BM&FBOVESPA: EMBR3) is the world’s largest manufacturer of commercial jets up to 130 seats, and one of Brazil’s leading exporters. Embraer’s headquarters are located in São José dos Campos, São Paulo, and it has offices, industrial operations and customer service facilities in Brazil, China, France, Portugal, Singapore, and the U.S. Founded in 1969, the Company designs, develops, manufactures and sells aircraft and systems for the commercial aviation, executive aviation, and defense and security segments. It also provides after sales support and services to customers worldwide. For more information, please visit www.embraer.com.br.

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